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                                                                Exhibit 99.1

AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD:
ROBERT W. WOOLF                         DENNIS WAITE
(419) 665-2367                          (312) 640-6674


FOR IMMEDIATE RELEASE


                    CHEMI-TROL COMPLETES CORY ORCHARD SALE


GIBSONBURG, OHIO, MARCH 25, 1997--CHEMI-TROL CHEMICAL CO. (NASDAQ: CTRL) today announced that it had successfully completed the sale of its Cory Orchard & Turf Division to Terra International, Inc. for approximately $4.8 million.

The disposition of Cory Orchard was consummated pursuant to a plan announced by the company in December 1996 to concentrate on its core businesses, the Chemical Group and Propane Tank division.

Chemi-Trol's management feels that Cory Orchard & Turf has a strong market position that will benefit from the combination with Terra International, Inc.

Proceeds from the divestiture may be used to retire debt, to invest in its core businesses or for other corporate purposes as determined by the company's Board of Directors.

Chemi-Trol Chemical is a diversified industrial company in business since 1952. It has three divisions: Tank--it manufactures and distributes steel pressure tanks for the storage of liquefied petroleum gas (LPG) and anhydrous ammonia, used as fertilizer, Chemical Group--one of the largest applicators of pavement marking and vegetation control materials in the United States and a distributor of vegetation control materials to commercial and industrial users; and Can-Van Tools--it makes specialty hand tools for automotive repair.


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